Preliminary Pricing Supplement No. 11,133

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 7, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Buffered Jump Securities with Auto-Callable Feature due October 16, 2030

Based on the Worst Performing of the S&P MidCap 400® Index and the SPDR® S&P® Regional Banking ETF

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document. The securities do not provide for the regular payment of interest.

￭Automatic early redemption. The securities will be automatically redeemed if the closing level of each underlier is greater than or equal to its call threshold level on any determination date (other than the final determination date) for an early redemption payment that will increase over the term of the securities. No further payments will be made on the securities once they have been automatically redeemed.

￭Payment at maturity. If the securities have not been automatically redeemed prior to maturity and the final level of each underlier is greater than or equal to its call threshold level, investors will receive a fixed positive return at maturity. If the final level of either underlier is less than its call threshold level but the final level of each underlier is greater than or equal to its buffer level, investors will receive only the stated principal amount at maturity. If, however, the final level of either underlier is less than its buffer level, investors will lose 1% for every 1% decline in the level of the worst performing underlier beyond the specified buffer amount. Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount of the securities, subject to the minimum payment at maturity.

￭The value of the securities is based on the worst performing underlier. The fact that the securities are linked to more than one underlier does not provide any asset diversification benefits and instead means that a decline in the level of either underlier beyond its buffer level will adversely affect your return on the securities, even if the other underlier has appreciated or has not declined as much.

￭The securities are for investors who are willing to risk their principal and forgo current income in exchange for the buffer feature and the possibility of receiving an early redemption payment or payment at maturity that exceeds the stated principal amount. You will not participate in any appreciation of either underlier. Investors in the securities must be willing to accept the risk of losing a significant portion of their initial investment based on the performance of either underlier. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underliers:	S&P MidCap 400® Index (the “MID Index”) and SPDR® S&P® Regional Banking ETF (the “KRE Fund”). We refer to the MID Index as an underlying index. We refer to the KRE Fund as an underlying fund.
Strike date:	October 10, 2025
Pricing date:	October 10, 2025
Original issue date:	October 16, 2025
Final determination date:	October 10, 2030, subject to postponement for non-trading days and certain market disruption events
Maturity date:	October 16, 2030
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $980.30 per security, or within $40.00 of that estimate. See “Estimated Value of the Securities” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated February 7, 2025 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

Terms continued from the previous page
Automatic early redemption:

The securities are not subject to automatic early redemption until the first determination date. If, on any determination date (other than the final determination date), the closing level of each underlier is greater than or equal to its call threshold level, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been automatically redeemed.

The securities will not be redeemed on any early redemption date if the closing level of either underlier is less than its call threshold level on the related determination date.

First determination date:	October 14, 2026. Under no circumstances will the securities be redeemed prior to the first determination date.
Determination dates:	As set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” below, subject to postponement for non-trading days and certain market disruption events
Call threshold level:	With respect to the MID Index, , which is 100% of its initial level With respect to the KRE Fund, $ , which is 100% of its initial level
Early redemption payment:

The early redemption payment with respect to a determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 12% per annum, as set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” below

Early redemption dates:	As set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” below
Payment at maturity per security:

If the securities have not been automatically redeemed prior to maturity, investors will receive a payment at maturity determined as follows:

•If the final level of each underlier is greater than or equal to its call threshold level:

$1,600

•If the final level of either underlier is less than its call threshold level but the final level of each underlier is greater than or equal to its buffer level:

stated principal amount

•If the final level of either underlier is less than its buffer level:

stated principal amount × (performance factor of the worst performing underlier + buffer amount)

Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount, subject to the minimum payment at maturity.

Final level:	With respect to each underlier, the closing level on the final determination date
Initial level:	With respect to the MID Index, , which is its closing level on the strike date With respect to the KRE Fund, $ , which is its closing level on the strike date
Buffer level:	With respect to the MID Index, , which is 80% of its initial level With respect to the KRE Fund, $ , which is 80% of its initial level
Performance factor:	With respect to each underlier, final level / initial level
Buffer amount:	20%
Minimum payment at maturity:	20% of the stated principal amount
Underlier percent change:	With respect to each underlier, (final level – initial level) / initial level
Worst performing underlier:	The underlier with the lowest percentage return from its initial level to its final level
Closing level:	“Closing level” and “adjustment factor” have the meanings set forth under “General Terms of the Securities—Some Definitions” in the accompanying product supplement.
CUSIP:	61779PPB5
ISIN:	US61779PPB57
Listing:	The securities will not be listed on any securities exchange.

Determination Dates, Early Redemption Dates and Early Redemption Payments

Determination Date		Early Redemption Date	Early Redemption Payment (per Security)
#1	October 14, 2026	October 19, 2026	$1,120
#2	November 10, 2026	November 16, 2026	$1,130
#3	December 10, 2026	December 15, 2026	$1,140
#4	January 11, 2027	January 14, 2027	$1,150
#5	February 10, 2027	February 16, 2027	$1,160
#6	March 10, 2027	March 15, 2027	$1,170
#7	April 12, 2027	April 15, 2027	$1,180
#8	May 10, 2027	May 13, 2027	$1,190
#9	June 10, 2027	June 15, 2027	$1,200

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Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

Determination Date		Early Redemption Date	Early Redemption Payment (per Security)
#10	July 12, 2027	July 15, 2027	$1,210
#11	August 10, 2027	August 13, 2027	$1,220
#12	September 10, 2027	September 15, 2027	$1,230
#13	October 11, 2027	October 14, 2027	$1,240
#14	November 10, 2027	November 16, 2027	$1,250
#15	December 10, 2027	December 15, 2027	$1,260
#16	January 10, 2028	January 13, 2028	$1,270
#17	February 10, 2028	February 15, 2028	$1,280
#18	March 10, 2028	March 15, 2028	$1,290
#19	April 10, 2028	April 13, 2028	$1,300
#20	May 10, 2028	May 15, 2028	$1,310
#21	June 12, 2028	June 15, 2028	$1,320
#22	July 10, 2028	July 13, 2028	$1,330
#23	August 10, 2028	August 15, 2028	$1,340
#24	September 11, 2028	September 14, 2028	$1,350
#25	October 10, 2028	October 13, 2028	$1,360
#26	November 10, 2028	November 15, 2028	$1,370
#27	December 11, 2028	December 14, 2028	$1,380
#28	January 10, 2029	January 16, 2029	$1,390
#29	February 12, 2029	February 15, 2029	$1,400
#30	March 12, 2029	March 15, 2029	$1,410
#31	April 10, 2029	April 13, 2029	$1,420
#32	May 10, 2029	May 15, 2029	$1,430
#33	June 11, 2029	June 14, 2029	$1,440
#34	July 10, 2029	July 13, 2029	$1,450
#35	August 10, 2029	August 15, 2029	$1,460
#36	September 10, 2029	September 13, 2029	$1,470
#37	October 10, 2029	October 15, 2029	$1,480
#38	November 12, 2029	November 15, 2029	$1,490
#39	December 10, 2029	December 13, 2029	$1,500
#40	January 10, 2030	January 15, 2030	$1,510
#41	February 11, 2030	February 14, 2030	$1,520
#42	March 11, 2030	March 14, 2030	$1,530
#43	April 10, 2030	April 15, 2030	$1,540
#44	May 10, 2030	May 15, 2030	$1,550
#45	June 10, 2030	June 13, 2030	$1,560
#46	July 10, 2030	July 15, 2030	$1,570
#47	August 12, 2030	August 15, 2030	$1,580
#48	September 10, 2030	September 13, 2030	$1,590
Final determination date	October 10, 2030	The maturity date	See “Payment at maturity” above.

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Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. Our estimate of the value of the securities as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underliers. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underliers, instruments based on the underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underliers, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the securities will be automatically redeemed with respect to a determination date and how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the securities are automatically redeemed prior to maturity will be determined by reference to the closing level of each underlier on each determination date. The payment at maturity will be determined by reference to the closing level of each underlier on the final determination date. The actual initial level, call threshold level and buffer level for each underlier will be determined on the strike date. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial level:	With respect to the MID Index, 100.00* With respect to the KRE Fund, $100.00*
Hypothetical call threshold level:	With respect to the MID Index, 100.00, which is 100% of its hypothetical initial level With respect to the KRE Fund, $100.00, which is 100% of its hypothetical initial level
Hypothetical buffer level:	With respect to the MID Index, 80.00, which is 80% of its hypothetical initial level With respect to the KRE Fund, $80.00, which is 80% of its hypothetical initial level
Early redemption payment:	The early redemption payment with respect to a determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 12% per annum, as follows:
	Determination Date	Payment per Security
	#1	$1,120
	#2	$1,130
	#3	$1,140
	#4	$1,150
	#5	$1,160
	#6	$1,170
	#7	$1,180
	#8	$1,190
	#9	$1,200
	#10	$1,210
	#11	$1,220
	#12	$1,230
	#13	$1,240
	#14	$1,250
	#15	$1,260
	#16	$1,270
	#17	$1,280
	#18	$1,290
	#19	$1,300
	#20	$1,310
	#21	$1,320
	#22	$1,330

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Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

	#23	$1,340
	#24	$1,350
	#25	$1,360
	#26	$1,370
	#27	$1,380
	#28	$1,390
	#29	$1,400
	#30	$1,410
	#31	$1,420
	#32	$1,430
	#33	$1,440
	#34	$1,450
	#35	$1,460
	#36	$1,470
	#37	$1,480
	#38	$1,490
	#39	$1,500
	#40	$1,510
	#41	$1,520
	#42	$1,530
	#43	$1,540
	#44	$1,550
	#45	$1,560
	#46	$1,570
	#47	$1,580
	#48	$1,590
	No further payments will be made on the securities once they have been automatically redeemed.
Buffer amount:	20%
Minimum payment at maturity:	20% of the stated principal amount
Payment at maturity (if the final level of each underlier is greater than or equal to its call threshold level):	$1,600 per security

*The hypothetical initial level of ($)100.00 for each underlier has been chosen for illustrative purposes only and does not represent the actual initial level of either underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underliers.

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Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

How to determine whether the securities will be automatically redeemed with respect to a determination date:

	Closing Level		Early Redemption Payment
	MID Index	KRE Fund
Hypothetical Determination Date #1	65.00 (less than its call threshold level)	$105.00 (greater than or equal to its call threshold level)	N/A
Hypothetical Determination Date #2	130.00 (greater than or equal to its call threshold level)	$140.00 (greater than or equal to its call threshold level)	$1,130

On hypothetical determination date #1, because the closing level of at least one underlier is less than its call threshold level, the securities are not automatically redeemed on the related early redemption date.

On hypothetical determination date #2, because the closing level of each underlier is greater than or equal to its call threshold level, the securities are automatically redeemed on the related early redemption date for an early redemption payment corresponding to a return of approximately 12% per annum. No further payments are made on the securities once they have been automatically redeemed.

If the closing level of either underlier is less than its call threshold level on each determination date, the securities will not be automatically redeemed prior to maturity.

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Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Final Level		Payment at Maturity per Security
	MID Index	KRE Fund
Example #1	150.00 (greater than or equal to its call threshold level)	$120.00 (greater than its call threshold level)	$1,600
Example #2	90.00 (less than its call threshold level but greater than or equal to its buffer level)	$110.00 (greater than its call threshold level)	$1,000
Example #3	45.00 (less than its buffer level)	$130.00 (greater than its call threshold level)	$1,000 × (performance factor of the worst performing underlier + buffer amount) = $1,000 × [(45.00 / 100.00) + 20%] = $650.00
Example #4	30.00 (less than its buffer level)	$35.00 (less than its buffer level)	$1,000 × [(30.00 / 100.00) + 20%] = $500.00

In example #1, the final level of each underlier is greater than or equal to its call threshold level. Therefore, investors receive at maturity a payment corresponding to a return of approximately 12% per annum. Investors do not participate in any appreciation of either underlier.

In example #2, the final level of at least one underlier is less than its call threshold level, but the final level of each underlier is greater than or equal to its buffer level. Therefore, investors receive at maturity the stated principal amount.

In examples #3 and #4, the final level of at least one underlier is less than its buffer level. Therefore, investors receive at maturity a payment that reflects a loss of 1% of principal for each 1% decline in the level of the worst performing underlier beyond the buffer amount.

If the securities have not been automatically redeemed prior to maturity and the final level of either underlier is less than its buffer level, you will be exposed to the negative performance of the worst performing underlier beyond the buffer amount at maturity, and your payment at maturity will be less, and may be significantly less, than the stated principal amount.

Morgan Stanley Finance LLC

Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities provide for only the minimum payment at maturity and do not pay interest. The terms of the securities differ from those of ordinary debt securities in that they provide for only the minimum payment at maturity and do not pay interest. If the securities have not been automatically redeemed prior to maturity and the final level of either underlier is less than its buffer level, the payout at maturity will be an amount in cash that is less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the level of the worst performing underlier over the term of the securities beyond the buffer amount. You could lose a significant portion of your initial investment in the securities.

￭The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date. The appreciation potential of the securities is limited by the applicable fixed early redemption payment or payment at maturity, as applicable, payable only if the closing level of each underlier is greater than or equal to its call threshold level on the related determination date. In all cases, you will not participate in any appreciation of either underlier, which could be significant.

￭The securities are subject to early redemption risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are automatically redeemed prior to maturity, you will receive no further payments on the securities, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed prior to the first determination date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of each underlier at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underliers;

ointerest and yield rates in the market;

odividend rates on the underlying fund;

othe level of correlation between the underliers;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underliers or equity markets generally;

othe availability of comparable instruments;

othe occurrence of certain events affecting the underlying fund that may or may not require an adjustment to the adjustment factor;

othe composition of each underlier and changes in the component securities of each underlier;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of either underlier is at, below or not sufficiently above its buffer level, or if market interest rates rise.

You can review the historical closing levels of the underliers in the section of this document called “Historical Information.” You cannot predict the future performance of an underlier based on its historical performance. The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of each underlier will be greater than or equal to its call threshold level on any determination date so that you will receive a payment on the securities that exceeds the stated principal amount, or that the final level of each underlier will be greater than or equal to its buffer level so that you do not suffer a loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a

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Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, the securities may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a security. You should review carefully the section entitled “United

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States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oYou are exposed to the price risk of each underlier.

oBecause the securities are linked to the performance of the worst performing underlier, you are exposed to a greater risk of not receiving a positive return on the securities and/or sustaining a loss on your investment than if the securities were linked to just one underlier.

oAdjustments to an underlying index could adversely affect the value of the securities.

oAdjustments to an underlying fund or the index tracked by such underlying fund could adversely affect the value of the securities.

oThe performance and market price of an underlying fund, particularly during periods of market volatility, may not correlate with the performance of its share underlying index, the performance of the component securities of its share underlying index or the net asset value per share of such underlying fund.

oThe anti-dilution adjustments the calculation agent is required to make do not cover every event that could affect an underlying fund.

￭The securities are subject to risks associated with mid-capitalization companies. The S&P MidCap 400® Index consists of stocks issued by companies that are considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the S&P MidCap 400® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, mid-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭The securities are subject to risks associated with investments in securities with a concentration in the banking sector. The securities included in the S&P® Regional Banks Select Industry Index and that are generally tracked by the SPDR® S&P® Regional Banking ETF are issued by companies whose primary business is directly associated with the banking sector. The performance of bank stocks may be affected by governmental regulation that may limit the amount and types of loans and other financial commitments that banks can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the banking sector. Banks may also be subject to severe price competition. The banking industry is highly competitive, and thus, failure to maintain or increase market share may adversely affect profitability.

Investments in regional banks, which may be small or medium in size, may involve greater risk than investing in larger, more established banks. Securities of regional banks are often less liquid and subject to greater volatility and less trading volume than is customarily associated with securities of larger banks. A regional bank’s financial performance may be dependent upon the business environment in certain geographic regions of the United States and, as a result, adverse economic or employment developments in such regions may negatively impact such regional bank.

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Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

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Historical Information

S&P MidCap 400® Index Overview

Bloomberg Ticker Symbol: MID

The S&P MidCap 400® Index is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets by tracking the stock price movement of 400 companies with mid-sized market capitalizations. The underlying index publisher with respect to the S&P MidCap 400® Index is S&P® Dow Jones Indices LLC, or any successor thereof. Component stocks of the S&P MidCap 400® Index are required to have a total company level market capitalization that reflects approximately the 85th – 93rd percentile of the S&P® Total Market Index. The S&P MidCap 400® Index measures the relative performance of the 400 constituent stocks as of a particular time as compared to the common stocks of 400 similar companies on the base date of June 28, 1991. The S&P MidCap 400® Index does not overlap holdings with the S&P 500® Index or the S&P SmallCap 600® Index. For additional information about the S&P MidCap 400® Index, see the information set forth under “S&P® U.S. Indices—S&P MidCap 400® Index” in the accompanying index supplement.

The closing level of the MID Index on October 6, 2025 was 3,292.98. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

MID Index Daily Closing Levels January 1, 2020 to October 6, 2025

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SPDR® S&P® Regional Banking ETF Overview

Bloomberg Ticker Symbol: KRE UP

The SPDR® S&P® Regional Banking ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its share underlying index, which is the S&P® Regional Banks Select Industry Index. The underlying fund manager with respect to the SPDR® S&P® Regional Banking ETF is SPDR® Series Trust, which is a registered investment company. It is possible that the underlier may not fully replicate the performance of its share underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission by the underlying fund manager pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Securities and Exchange Commission file numbers 333-57793 and 811-08839, respectively, through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the underlier may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlier is accurate or complete.

The closing level of the KRE Fund on October 6, 2025 was $64.09. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

KRE Fund Daily Closing Levels January 1, 2020 to October 6, 2025

This document relates only to the securities referenced hereby and does not relate to the underlier. We have derived all disclosures contained in this document regarding the underlier from the publicly available documents described above. In connection with this offering of securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlier. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlier is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlier (and therefore the closing level of the underlier on the strike date) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlier could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlier.

We and/or our affiliates may presently or from time to time engage in business with the underlying fund manager. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlier, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research

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reports with respect to the underlier. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. You should undertake an independent investigation of the underlier as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlier.

The securities are not sponsored, endorsed, sold, or promoted by the underlying fund manager. The underlying fund manager makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. The underlying fund manager has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

S&P® Regional Banks Select Industry Index. The S&P® Regional Banks Select Industry Index is a modified equal weighted index composed of stocks in the S&P® Total Market Index that are classified as part of the Regional Banks sub-industry under the Global Industry Classification Standard. The share underlying index publisher with respect to the S&P® Regional Banks Select Industry Index is S&P® Dow Jones Indices LLC, or any successor thereof. For more information, see “Regional Banks Select Industry Index” in the accompanying index supplement.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities should be treated as capital gain or loss.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”), as described in the sections entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus. Each of the product supplement, the index supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.